U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 30, 2008

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer's Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

We previously reported on July 9, 2007, January 31, 2008 and March 7, 2008, that we had entered into a Line of Credit Agreement with LDR Properties Inc., an Ontario corporation, f/k/a Aurora Beverage Corporation (“LDR”), wherein LDR had agreed to provide us with an $8 million unsecured line of credit (as amended). Effective June 30, 2008, we entered into another amendment to this Line of Credit, wherein this line of credit was increased by $4 million, to a total of $12 million. The due date for this line of credit was not amended and remains July 8, 2009.

The balance of the terms of the initial Line of Credit Agreement remains as originally stated, including interest accrual at the rate of eight percent (8%) per annum, payable monthly. As of the date of this Report, we have drawn down an aggregate of $7,791,900 on this line of credit.

LDR is a company owned by the same individual that owns Fercan Developments Inc. (“Fercan”). Fercan owns 10,000,000 shares of our outstanding Common Stock.

We believe that this amended line of credit will provide sufficient monies to fund our expected working capital requirements for project development (approximately $1,500,000 per quarter) until we are in a position to begin construction at Barrie, Ontario, Sarnia, Ontario and/or Niagara Falls, NY and draw on the proposed WestLB line of credit outlined in its engagement letter and indicative term sheet executed effective December 13, 2006.

Item 9.01. Exhibits.

Number	Exhibit

10.24	Third Amendment to Line of Credit Agreement dated June 30, 2008 with LDR Properties Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2008	NORTHERN ETHANOL, INC. (Registrant) By:__s/Gord Laschinger__________ Gord Laschinger, Chief Executive Officer

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